Exhibit B.31.3
CERTIFICATE OF AMENDMENT

STOCK CORPORATION

Office of the Secretary of the State

30 Trinity Street/P.O. Box 150470/Hartford, CT
06115-0470/new 1-97

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1.   NAME OF CORPORATION

COE Argentina II Corp.

2.   THE CERTIFICATE OF INCORPORATION IS (check A., B. or C.):


X   A.  AMENDED.

    B.  AMENDED AND RESTATED.

    C.  RESTATED.

3.   TEXT OF EACH AMENDMENT/RESTATEMENT:

SEE ATTACHMENT A.

(Please reference an 8 1/2 X 11 attachment if additional space is needed)

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4.   VOTE INFORMATION (check A., B. or C.)

X   A.  The resolution was approved by shareholders as follows:

(set forth all voting information required by Conn. Gen. Stat. section 33-800 as amended in the space provided below)

1. There is one class of capital stock, designated "Common Stock" and having a par value of $1.00 per share, of which 100 shares are outstanding.

2.  No shares are entitled to be voted as a group.

3.  The shareholders vote was as follows:

Vote required for adoption:  67

Vote favoring adoption:  100

B. The amendment was adopted by the board of directors without shareholder action. No shareholder vote was required for adoption.

C. The amendment was adopted by the incorporators without shareholder action. No shareholder vote was required for adoption.

5.  EXECUTION

Dated this 27 th day of April, 1998



Print or type name of signatory
O. Kay Comendul

Capacity of signatory
Assistant Secretary

Signature
/s/ O. Kay Comendul

ATTACHMENT A

(COE Argentina II Corp.)

     RESOLVED, that the Certificate of Incorporation of the Company, as previously amended, is hereby further amended as follows:

The Article added by amendment dated December 26, 1996 is deleted in its entirety and a new Article is hereby added to read as follows:

ARTICLE RELATING TO INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND
AGENTS: Effective January 1, 1997, the Company shall indemnify and advance reasonable expenses to an individual made or threatened to be made a party to a proceeding because he/she is or was a Director of the Company to the fullest extent permitted by law under Section 33-771 and Section 33-773 of the Connecticut General Statutes, as may be amended from time to time ("Connecticut General Statutes"). The Company shall also indemnify and advance reasonable expenses under Connecticut General Statutes Sections 33-770 to 33-778, inclusive, as amended, to any officer, employee or agent of the company who is not a Director to the same extent as a Director and to such further extent, consistent with public policy, as may be provided by contract, the Certificate of Incorporation of the Company, the Bylaws of the Company or a resolution of the Board of Directors. In connection with any advance for such expenses, the Company may, but need not, require any such officer, employee or agent to deliver a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for expenses if it is ultimately determined that he/she is not entitled to indemnification. The Board of Directors, by resolution, the general counsel of the Company, or such additional officer or officers as the Board of Directors may specify, shall have the authority to determine that indemnification or advance for such expenses to any such officer, employee or agent is permissible and to authorize payment of such indemnification or advance for expenses. The Board of Directors, by resolution, the general counsel of the Company, or such additional officer or officers as the Board of Directors may specify, shall also have the authority to determine the terms on which the Company shall advance expenses to any such officer, employee or agent, which terms need not require delivery by such officer, employee or agent of a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for such expenses if it is ultimately determined that he/she is not entitled to indemnification.

The indemnification and advance for expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified or eligible for advance for expenses may be entitled under Connecticut law as in effect on the effective date hereof and as thereafter amended or any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

No lawful repeal or modification of this article or the adoption of any provision inconsistent herewith by the Board of Directors and shareholders of the Company or change in statute shall apply to or have any effect on the obligations of the Company to indemnify or to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any proceeding arising out of or with respect to any acts or omissions occurring at or prior to the effective date of such repeal, modification or adoption of a provision or statutes change inconsistent herewith.